EXHIBIT 10.1

Certain identified information has been marked in the exhibit because it is both (i) not material and

(ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

FIRST AMENDMENT to the COLLABORATION AND LICENSE AGREEMENT

This First Amendment (the “First Amendment”) to the Collaboration and License Agreement with an Execution Date of June 8th, 2018 (the “Agreement”) is made by and between Translate Bio MA, Inc., with offices at 29 Hartwell Ave, Lexington, MA 02421, USA., a corporation registered under the laws of the State of Delaware (“Translate Bio” or “TB”) and Sanofi Pasteur Inc., a company incorporated under the laws of the state of Delaware, with offices at Discovery Drive, Swiftwater, PA 18370 USA (“Sanofi”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement.

WHEREAS:

1.	On March 11, 2020, the World Health Organization declared a global pandemic of SARS-CoV-2 a novel virus which causes COVID19 disease (the “SARS-CoV-2 Pandemic”).

2.

In view of the SARS-CoV-2 Pandemic, Translate Bio as a leading mRNA therapeutics company and Sanofi as the world’s leading supplier of vaccines against influenza have been discussing expanding their existing collaboration under the Agreement in order to discover, research and conduct testing for mRNA-based vaccines against SARS-CoV-2 with an aim of helping to address the SARS-CoV-2 Pandemic. With this aim in mind, each of Translate Bio and Sanofi is willing to enter into this First Amendment relating to the field of vaccines against SARS-CoV-2 as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein, and intending to be legally bound, the Parties agree as follows:

1.	Article 1 Definitions, is hereby amended as follows:

(a)	Section 1.11 (Collaboration Budget) is hereby deleted and replaced in its entirety as follows:

“Collaboration Budget” means the budget prepared jointly by the Parties to reflect the costs of the Translate Bio Collaboration Activities set forth in the Collaboration Plan, which shall consist of (a) FTE Costs to be reimbursed by Sanofi in accordance with Section 7.1 (Collaboration Funding), (b) Out-Of-Pocket Costs, and (c) Manufacturing Costs incurred by Translate Bio for the Translate Bio Collaboration Activities, which shall be funded by Sanofi in accordance with Section 7.1 (Collaboration Funding). An initial Collaboration Budget is attached hereto as Schedule 1.11 (Collaboration Budget). The Parties shall update the Collaboration Budget annually in accordance with Section 3.1.2. Notwithstanding the foregoing, the Parties agree that the Collaboration Budget for the Licensed Field of SARS-CoV-2 shall reflect the costs of the Translate Bio Collaboration Activities directed to SARS-CoV-2 set forth in the Collaboration Plan and the Sanofi Collaboration Activities directed to SARS-CoV-2 set forth in the Collaboration Plan, including each Party’s FTE Costs and Out-Of-Pocket Costs.

(b)	Section 1.12 (Collaboration Plan) is hereby deleted and replaced in its entirety as follows:

“Collaboration Plan” means (a) with respect to Products in each Licensed Field, the plans for the execution of certain research, development, regulatory and manufacturing activities which the Parties have allocated between them with respect to such Products in such Licensed Field during the Collaboration Term as described in Parts 2 through 4 of Schedule 1.12, and also (b) with respect to activities directed to [**] for vaccines which activities are directed to Products in the Licensed Fields but not specific to Products in any particular Licensed Field and such other activities as described in Part 1 of Schedule 1.12 (“Vaccine Platform Development”), which plan provides for the execution of such activities which the Parties have allocated between them during the Collaboration Term. An initial Collaboration Plan for each Licensed Field and for the Vaccine Platform Development is attached hereto as Schedule 1.12 (Collaboration Plan). The Parties shall update the Collaboration Plans annually in accordance with Section 3.1.2.2. Notwithstanding the foregoing, the Parties agree that the Collaboration Plan for the Licensed Field of SARS-CoV-2 shall be limited to discovery and pre-clinical research and any responsibilities to conduct activities directed to clinical development or commercialization of a Product directed to SARS-CoV-2 shall be by mutual agreement of the Parties in a separate amendment to the Agreement.

(c)	Section 1.19 (Commercially Reasonable Efforts) is hereby deleted and replaced in its entirety as follows:

“Commercially Reasonable Efforts” means (a) with respect to Sanofi, on a market-by- market basis for a given Product, that measure of efforts, consistent with [**]; and (b) with respect to Translate Bio, that measure of efforts and resources, consistent with [**]. Notwithstanding the foregoing in this Section 1.19, the term Commercially Reasonable Efforts, shall with respect to Sanofi mean with respect to a Product directed to SARS-CoV-2, that measure of efforts, consistent with [**].

(d)	Section 1.49 (Licensed Field) is hereby deleted and replaced in its entirety as follows:

“Licensed Field” means [**] Influenza virus [**] SARS-CoV-2, [**] Influenza virus, [**]

SARS-CoV-2 [**].

(e)	A new Section 1.115 (SARS-CoV-2) is hereby added to the Agreement.

“SARS-CoV-2” has the meaning set forth in the Preamble of the First Amendment.”

(f)	A new Section 1.116 (SARS-CoV-2 Pandemic) is hereby added to the Agreement.

“SARS-CoV-2 Pandemic” has the meaning set forth in the Preamble of the First Amendment.”

(g)	A new Section 1.117 (COVID19) is hereby added to the Agreement.

“COVID19” means the disease in humans caused by SARS-CoV-2.”

(h)	A new Section 1.118 (Pandemic) is hereby added to the Agreement.

“Pandemic” means an outbreak of a disease that occurs over a wide geographic area and affects a large proportion of people in such area.”

(i)	A new Section 1.119 (Pandemic Product) is hereby added to the Agreement.

“Pandemic Product” means a Product (i) which is indicated for the prevention of COVID19 for which a Pandemic has been declared by a Governmental Authority and (ii) for which the purchaser of such Product is a Governmental Authority that is purchasing the Product for the Pandemic, including but not limited to for stockpiling, emergency use, humanitarian donations and other circumstances, other than for sales in the ordinary course of business. A Product shall be deemed a Pandemic Product for so long as these two criteria are met.”

2.	Section 2.3 (Governance) is hereby amended by adding a new Section 2.3.4 as follows:

“The Parties agree that the execution of the SARS-CoV-2 Collaboration Plan shall be carried out by their personnel having appropriate expertise and knowledge, however a JPT will not need to be formed for such activities. The Parties intend that the performance of their respective Collaboration activities directed to SARS-CoV-2 will not interfere or distract from the performance of the Collaboration activities directed to the other Licensed Fields or Technology and Process Transfer activities.”

3.	Section 3.2 (Collaboration Costs) is hereby deleted and replaced in its entirety as follows:

“Collaboration Costs. The estimated costs for Translate Bio’s Collaboration Activities will be as set forth in the applicable Collaboration Budget; provided, however, that Sanofi shall be responsible for paying FTE Costs, Out-of-Pocket Costs and Manufacturing Costs up to [**] percent ([**]%) of such costs set forth in the applicable Collaboration Budget with respect to the Translate Bio Collaboration Activities. Any variation in excess of [**] percent ([**]%) of the Collaboration Budget will require Sanofi’s express prior written consent. With respect to Collaboration Activities directed to SARS-CoV-2, each Party shall bear its own FTE Costs and [**].

4.	Section 7.1 (Collaboration Funding) is hereby deleted and replaced in its entirety as follows:

“Collaboration Funding. In consideration of the performance by Translate Bio of the Translate Bio Collaboration Activities in the Collaboration, Sanofi shall pay Translate Bio the agreed sum set out in the Collaboration Budget for each of (a) FTE Costs, (b) Out-Of-

Pocket Costs, and (c) Manufacturing Costs. Each of FTE Costs, Out-Of-Pocket Costs or Manufacturing Costs is a “Cost Category”) which shall be accounted for separately by Translate Bio and in no event shall Translate Bio include costs or expenses from one such Cost Category in another such Cost Category. In the event that the Collaboration Budget or Supply Agreement includes certain Out-of-Pocket Costs or Manufacturing Costs which Translate Bio is [**], Sanofi shall [**] the full amount of those Out-of-Pocket Costs and Manufacturing Costs to Translate Bio. Notwithstanding the foregoing, the Parties agree that each of them shall bear their own FTE Costs and [**] incurred in the performance of their respective Collaboration activities directed to SARS-CoV-2 as set out in the Collaboration Budget.

5.	The Parties agree that no upfront fee is payable by Sanofi to Translate Bio with respect to the license granted in the Licensed Field of SARS-CoV-2.

6.	The Parties agree that Section 7.4 (Milestones) shall not apply to any Pandemic Product.

7.

The Parties agree that Section 7.5 (Royalties and Royalty Reductions), Section 7.6 (Royalty Stacking) and Section 7.7 (Fully-Paid-Up License) shall not apply to any Pandemic Products and the Parties will negotiate in good faith royalty terms to apply to Pandemic Products, which shall reflect the economic conditions applicable to commercializing such Pandemic Product, and in no event will the royalty terms applicable to any Pandemic Product be higher than those set out in Section 7.5 (Royalties and Royalty Reductions), Section 7.6 (Royalty Stacking) and Section 7.7 (Fully-Paid-Up License for Products which are not Pandemic Products.

8.	Section 13.10 (Press Releases) is hereby amended by adding a new Section 13.10.1 as follows:

“Translate Bio and/or Sanofi may announce the inclusion of SARS-CoV-2 as a Licensed Field in the Agreement in a press release in the form attached hereto as Schedule 13.10.1 (SARS-CoV-2 Press Releases). In addition, Translate Bio and/or Sanofi may issue additional press releases concerning their Collaboration activities directed to SARS-CoV-2, provided that a draft of any such press release shall be delivered to the other Party at least [**] in advance, and the receiving Party shall not unreasonably withhold its consent to the issuance of such press release. Notwithstanding the foregoing, any Party may issue a press release regarding their respective Collaboration activities directed to SARS- CoV-2 if such disclosure is required by applicable Law or the rules of the US Securities and Exchange Commission (SEC) or any securities exchange, as reasonably advised by the disclosing Party’s counsel.”

9.	Section 13.11 Publications is hereby amended by adding a new Section 13.11.4 as follows:

“Notwithstanding Section 13.11,1 and 13.11.2, the Parties recognize the importance of contributing to the field of SARS-CoV-2 research rapidly and therefore the Parties have agreed to use the following expedited review process with respect to any proposed Publication of results arising from their SARS-CoV-2 Collaboration Activities. A Party wishing to submit a Publication shall provide the other Party with a draft of such Publication at least [**] in advance of the planned date of submission to enable the other Party to consider its impact on its business. A Party that receives a draft Publication from the other Party under this Section 13.11.4 shall not unreasonably withhold its consent to the submission of the Publication.”

10.	Schedule 1.11 (Collaboration Budget) is hereby amended by adding to such budget the separate Collaboration Budget for SARS-Cov-2 attached hereto as Schedule 1.11(A).

11.	Schedule 1.12 (Collaboration Plan) is hereby amended by adding to such plan the separate Collaboration Plan for SARS-Cov-2 attached hereto as Schedule 1.12(A).

12.	Section 16.6 (Termination for Material Breach) is hereby amended by adding a new Section 16.6.3 as follows:

“Notwithstanding Sections 16.6.1 or 16.6.2, if (i) despite good faith negotiations, the Parties are unable to mutually agree in a separate amendment to their respective commitments and responsibilities to conduct activities directed to clinical development and commercialization of a Product directed to SARS-CoV-2, or (ii) Sanofi is in breach of its material obligations with regard to Collaboration activities solely directed to SARS-CoV-2, Translate Bio shall have the right to terminate and revoke the license granted herein solely with respect to the Licensed Field of SARS-CoV-2 on sixty (60) days written notice to Sanofi. Upon such termination and revocation by Translate Bio, (i) the Licensed Field of SARS-CoV-2 shall cease to be a Licensed Field and shall be a Translate Bio Field and (ii) the Parties shall negotiate in good faith a termination agreement with respect to Translate Bio’s use of any Sanofi Collaboration Technology or jointly-owned Collaboration Technology, that is necessary or useful to the further development or commercialization of a Product directed to SARS-Co-V-2.

13.	Section 16.6 (Termination for Material Breach) is hereby amended by adding a new Section 16.6.4 as follows:

“Notwithstanding Section 16.6.1 or 16.6.2 or 16.6.3, Translate Bio shall not have the right to terminate Sanofi’s rights granted herein with respect to any Licensed Field other than SARS-Cov-2 in the event of a material breach by Sanofi of its material obligations with regard to SARS-Cov-2.”

14.

This First Amendment amends the Agreement solely to the extent expressly provided below as of the First Amendment Effective Date. In all other respects, the Agreement continues in full force and effect and is ratified in all respects. Any references in the Agreement to the “Agreement” will be deemed to mean the Agreement as amended by this First Amendment. The provisions of the Agreement apply to this First Amendment except to the extent this First Amendment amends any such provisions. If there is a conflict between the provisions of this First Amendment and the Agreement, the provisions of this First Amendment control.

15.	This First Amendment shall become effective as of March 24, 2020 (the “First Amendment Effective Date”).

16.	Section 17.4 (Dispute Resolution) is hereby deleted and replaced in its entirety as follows:

“The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach hereof. If the Parties do not fully settle each such dispute, controversy or claim, and a Party wishes to pursue the matter, then:

(a)

In respect of any dispute concerning the validity of a Party’s intellectual property rights, each Party may assert any remedy available at law or equity to enforce its rights under this Agreement before a court of competent jurisdiction;

(b)	In respect of any dispute regarding inventorship or ownership of Collaboration Technology, in accordance with the process set forth in Section 10.1; and

(c)

In respect of any dispute concerning whether a Product is or is not a Pandemic Product, the Parties shall refer the dispute to an expert having experience in vaccine commercialization in public and private markets; and

(d)	In respect of all matters other than any dispute concerning (i) the validity of a Party’s intellectual property rights or the inventorship or ownership of Collaboration Technology, or (ii) whether a Product is or is not a Pandemic Product, including for example disputes regarding the existence, interpretation, validity or termination of this Agreement, the Parties agree to submit to binding arbitration in accordance with Schedule 17.4 (Binding Arbitration Procedure).”

17.

This First Amendment may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts will be deemed an original, will be construed together and will constitute one and the same instrument. This First Amendment may be executed using Adobe Sign or other validated e-signature platform or other electronic means (such as in portable document format (PDF)) without affecting the validity thereof.

IN WITNESS WHEREOF, the Parties have executed this First Amendment to the Collaboration and License Agreement effective as of the First Amendment Effective Date.

Translate Bio MA, Inc.		Sanofi Pasteur Inc.

By:	/s/ Ronald C. Renaud, Jr.	By:	/s/ John Shiver
Name: Title:	Ronald Renaud President and CEO	Name: Title:	John Shiver Senior Vice President, R&D

Schedule 1.11(A) (Collaboration Budget—SARS-Cov-2)

USD	TB	Sanofi
[**]	[**]
[**]		[**]
[**]		[**]
[**]		[**]
Total	$[**]
[**]